Exhibit (a)(1)(v)
This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it you should consult your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.
January 23, 2006
NOTICE OF VARIATION AND EXTENSION
by
DUNDEE CORPORATION
of its
OFFER TO PURCHASE FOR CASH
UP TO 2,500,000 OF ITS CLASS A SUBORDINATE VOTING SHARES
FOR THE PRICE OF
NOT LESS THAN $25.50
AND NOT MORE THAN $29.50
PER CLASS A SUBORDINATE VOTING SHARE
This is a notice of variation and extension (the “Notice”) to the Offer to Purchase dated December 15, 2005 by Dundee Corporation (the “Offeror”) to purchase for cash up to 2,500,000 of its class A subordinate voting shares (“Shares”). Except as otherwise set forth in this Notice, the terms and conditions previously set forth in the Offer to Purchase, as amended by the notice of Dundee Corporation dated January 11, 2006 (the “First Notice”), the Letter of Transmittal and the Notice of Guaranteed Delivery which accompanied the Offer to Purchase, continue to be applicable in all respects, and this Notice should be read in conjunction therewith. Unless the context requires otherwise, terms denoted by initial capital letters and not defined herein have the meanings set forth in the Offer to Purchase. The Offer to Purchase, as amended by the First Notice, is referred to herein as the “Offer”.

THE OFFER HAS BEEN VARIED AND AMENDED TO REMOVE THE CONDITION THAT A MINIMUM NUMBER OF 2,000,000 SHARES BE PROPERLY DEPOSITED AND NOT WITHDRAWN PURSUANT TO THE OFFER, AND HAS BEEN EXTENDED, AND IS NOW OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME) ON FEBRUARY 6, 2006, UNLESS FURTHER EXTENDED.

Shareholders who have validly deposited and not withdrawn their Shares need to take no further action to accept the Offer. Shareholders wishing to accept the Offer must deposit the certificates representing their Shares together with the Letter of Transmittal (printed on green paper) previously provided to Shareholders or a facsimile thereof, properly completed and duly executed, at or before the extended Expiration Date at the Toronto office of Computershare Investor Services Inc. (the “Depositary”) specified in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. The Offer may also be accepted by a holder by following the procedures for guaranteed delivery, using the Notice of Guaranteed Delivery (printed on blue paper) previously provided to Shareholders or a facsimile thereof. A Shareholder whose Shares are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such broker, dealer, bank, trust company or other nominee if the Shareholder desires to deposit such Shares.

Questions and requests for assistance may be directed to the Depositary. Additional copies of this document, the Offer to Purchase and Circular dated December 15, 2005, the Letter of Transmittal and the Notice of Guaranteed

Delivery may be obtained without charge on request from the Depositary at its address shown on the last page of this Notice of Extension.
This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

INFORMATION FOR UNITED STATES SHAREHOLDERS ONLY
     The Offer is made by Dundee, a Canadian issuer, for its own securities, and is subject to the disclosure requirements of the province of Ontario and the other provinces of Canada, as well as those of the United States. Financial statements referenced in the Offer have been prepared in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards, and thus are not comparable in all respects to financial statements of United States companies.
     The enforcement by investors of civil liabilities under U.S. securities laws may be adversely affected by the fact that the Company is incorporated under the federal laws of Canada and that certain directors and officers are residents of countries other than the United States. Enforcement of civil liabilities under U.S. securities laws may further be adversely affected by the fact that some or all of the experts named in the Offer may be residents of Canada.
     Shareholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. All dollar amounts set forth in the Offer are expressed in Canadian dollars, except where otherwise indicated.

January 23, 2006
TO: HOLDERS OF CLASS A SUBORDINATE VOTING SHARES OF DUNDEE CORPORATION
     By notice to the Depositary dated January 20, 2006, Dundee Corporation (the “Offeror” or “Dundee”) has varied and extended its Offer to Purchase dated December 15, 2005 as amended by the First Notice (together, the “Offer”) pursuant to which the Offeror is offering to purchase up to 2,500,000 of its class A subordinate voting shares (the “Shares”) for a cash price of not less than $25.50 and not more than $29.50 per Share.
     Except as otherwise set forth in this notice of variation and extension (the “Notice”), the terms previously set forth in the Offer continue to be applicable in all respects and this Notice should be read in conjunction with the Offer. Unless the context requires otherwise, terms not defined herein have the meanings set forth in the Offer. All dollar references herein are in Canadian dollars.
1.	Variation and Extension of the Offer
     The Offeror has varied and amended the Offer to remove the condition of the Offer that a minimum number of 2,000,000 Shares be properly deposited and not withdrawn pursuant to the Offer (the “Minimum Condition”). The Offeror has also extended the Offer by extending the expiry of the Offer from 5:00 p.m (Toronto time) on January 20, 2006 to 5:00 p.m. (Toronto time) on February 6, 2006, unless the Offeror further extends the period during which the Offer is open for acceptance pursuant to Section 7 of the Offer, “Extension and Variation of the Offer”.
2.	Time for Acceptance
     The Offer is open for acceptance until the extended Expiration Date, being 5:00 p.m. (Toronto time) on February 6, 2006, unless the Offer is further extended by the Offeror. The extended Expiration Date may be further extended at the Offeror’s sole discretion pursuant to Section 7 of the Offer, “Extension and Variation of the Offer”.
3.	Manner of Acceptance
     The procedure for accepting the Offer is described in Section 4 of the Offer, “Procedure for Depositing Shares”.
4.	Conditions of the Offer
     All conditions contained in Section 6 of the Offer, “Certain Conditions of the Offer”, remain unchanged, other than the removal of the Minimum Condition.
5.	Take-Up and Payment for Deposited Shares
     If all the conditions referred to in Section 6 of the Offer, “Certain Conditions of the Offer” (as amended by this Notice), have been fulfilled or waived at or prior to the extended Expiration Date, the Offeror will, unless the Offeror shall have terminated the Offer, become obligated to take up and pay for Shares validly deposited under the Offer and not withdrawn pursuant to Section 5 of the Offer, “Withdrawal Rights”, promptly following the extended Expiration Date, but in any event not later than three (3) days after the extended Expiration Date.
     Shareholders are referred to Section 8 of the Offer, “Taking Up and Payment for Deposited Shares”, for further details as to the payment for Shares under the Offer.

6.	Withdrawal of Deposited Shares
     Except as otherwise stated in Section 5 of the Offer, “Withdrawal Rights”, all deposits of Shares pursuant to the Offer are irrevocable. Any Shares deposited in acceptance of the Offer may be withdrawn pursuant to Section 5 of the Offer, “Withdrawal Rights”, by or on behalf of the depositing Shareholder (a) at any time prior to the extended Expiration Date, (b) at any time if the Shares have not been taken up by the Offeror before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, or (c) within three business days of being taken up, if the Shares have been taken up but not paid for by the Offeror.
     Shareholders are referred to Section 5 of the Offer, “Withdrawal Rights”, for further details and a description of the procedures for exercising the right to withdraw Shares deposited under the Offer.
7.	Shareholders’ Statutory Rights
     Securities legislation in certain of the provinces and territories of Canada provides securityholders of Dundee with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if the Offer to Purchase or the Circular or any notice that is required to be delivered to such securityholders contains a misrepresentation provided that the remedies for rescission or damages are exercised by the Shareholder within the time limit prescribed by the securities legislation of the Shareholder’s province or territory. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.
8.	Directors’ Approval
     The sending of this Notice has been authorized by the Board of Directors of the Offeror.

APPROVAL AND CERTIFICATE
DATED: January 23, 2006
The contents of the Notice of Variation and Extension have been approved, and the sending thereof to the holders of Shares of Dundee has been authorized, by the Board of Directors of Dundee Corporation. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.
DUNDEE CORPORATION

(Signed) NED GOODMAN	(Signed) JOANNE FERSTMAN
President & Chief Executive Officer	Executive Vice-President, Chief Financial Officer and Corporate Secretary

On behalf of the Board of Directors

(Signed) HAROLD P. GORDON	(Signed) ROBERT McLEISH
Director	Director

THE DEPOSITARY FOR THE OFFER IS:
By Mail
Computershare Investor Services Inc.
PO Box 7021
31 Adelaide Street East
Toronto, Ontario M5C 3H2
Attention: Corporate Actions
By Hand, Registered Mail or Courier
Computershare Investor Services Inc.
100 University Street
9th Floor
Toronto, Ontario M5J 2Y1
Attention: Corporate Actions
Toll-Free: 1-800-564-6253
E-mail: corporateactions@computershare.com
THE DEALER MANAGER FOR THE OFFER IN CANADA IS:
Dundee Securities Corporation
4th Floor
20 Queen Street West
Toronto, Ontario
M5H 3R3
Toll Free Phone Number: 1-800-351-8264
THE INFORMATION AGENT FOR THE OFFER IN THE U.S. IS:
D.F. King & Co. Inc.
48 Wall Street, 22nd Floor
New York, NY
10005
USA
Toll Free Phone Number: 1-888-628-9011
Banks and Brokerage Firms please call:
(212) 269-5550